                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            Thermo TerraTech, Inc.
               (Name of Registrant as Specified In Its Charter)

                            Thermo TerraTech, Inc.
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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THERMO TERRATECH INC.
81 Wyman Street
Waltham, MA  02254-9046






                                        August 22, 1996


Dear Stockholder:

        The enclosed Notice calls the 1996 Annual Meeting of the Stockholders of Thermo TerraTech Inc. I respectfully request all Stockholders attend this meeting, if possible.

        Our Annual Report for the year ended March 30, 1996 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

        Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

        I would appreciate your immediate attention to the mailing of this Proxy.

                                        Yours very truly,




                                        JOHN P. APPLETON
                                        President and Chief Executive Officer

THERMO TERRATECH INC.








                                        August 22, 1996



To the Holders of the Common Stock of
     THERMO TERRATECH INC.

                           NOTICE OF ANNUAL MEETING

        The 1996 Annual Meeting of the Stockholders of Thermo TerraTech Inc. (the "Corporation") will be held on Wednesday, September 25, 1996, at 11:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purposes of the Meeting are to consider and take action upon the following matters:

        1.      Election of six Directors.

        2. A proposal recommended by the Board of Directors to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.10 par value per share, from 30 million shares to 75 million shares.

        3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

        The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is August 5, 1996.

        The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

        This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                        SANDRA L. LAMBERT
                                             Secretary

                                PROXY STATEMENT


        The enclosed Proxy is solicited by the Board of Directors of Thermo TerraTech Inc. (the "Corporation") for use at the 1996 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, September 25, 1996 at 11:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02254. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about August 27, 1996.



                               VOTING PROCEDURES

        The Board of Directors intends to present to the Meeting the election of six Directors, constituting the entire Board of Directors, as well as one other matter: a proposal to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.10 par value ("Common Stock"), from 30 million shares to 75 million shares.

        The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed Proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

        Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal and as the individuals named as proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

        In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to increase the authorized Common Stock, the affirmative vote of a majority of the Corporation's outstanding Common Stock entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. Broker "non-votes" on the proposal to increase the authorized Common Stock will have the effect of a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

        A Stockholder who returns a Proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated Proxy or by voting by ballot at the Meeting.


        The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of August 5, 1996, consisted of 18,227,306 shares of Common Stock. Only Stockholders of record at the close of business on August 5, 1996, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 --PROPOSAL 1--

                             ELECTION OF DIRECTORS

        Six Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

        Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), and of its subsidiary, Thermo Remediation Inc. ("Thermo Remediation") is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

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JOHN P. APPLETON              Dr. Appleton, 61, has been President, Chief
                              Executive Officer and a Director of the
                              Corporation since September 1993. Dr. Appleton has
                              been Chairman, Chief Executive Officer and a
                              Director of Thermo Remediation since September
                              1993 and has served as a Vice President of Thermo
                              Electron since 1975 in various managerial
                              capacities.
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JOHN N. HATSOPOULOS           Mr. Hatsopoulos, 62, has been a Director of the
                              Corporation since 1986 and its Vice President and
                              Chief Financial Officer since 1988. He has been
                              the Chief Financial Officer of Thermo Electron
                              since 1988 and an Executive Vice President of
                              Thermo Electron since 1986. Mr. Hatsopoulos is
                              also a director of Lehman Brothers Funds, Inc.,
                              Thermedics Inc., Thermo Ecotek Corporation, Thermo
                              Fibertek Inc., Thermo Instrument Systems Inc.,
                              Thermo Power Corporation, Thermo Optek
                              Corporation, ThermoQuest Corporation, Thermo
                              Sentron Inc., Trex Medical Corporation and
                              ThermoTrex Corporation.
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DONALD E. NOBLE               Mr. Noble, 81, has been a Director of the
                              Corporation since 1986 and served as Chairman of
                              the Board from 1992 to November 1994. From 1959 to
                              1980, Mr. Noble served as the chief executive
                              officer of Rubbermaid Incorporated, first with the
                              title of President and then as the Chairman of the
                              Board. Mr. Noble is also a director of Thermo
                              Electron, Thermo Fibertek Inc., Thermo Sentron
                              Inc. and Thermo Power Corporation.
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WILLIAM A. RAINVILLE          Mr. Rainville, 54, has been a Director of the
                              Corporation since February 1993 and Chairman of the Board since November 1994. Mr. Rainville has been President and Chief Executive Officer of
                              Thermo Fibertek Inc. since its inception in 1991 and a director of that company since January 1992.
                              From 1984 until January 1993, Mr. Rainville was the President and Chief Executive Officer of
                              Thermo Electron Web Systems Inc., a subsidiary of
                              Thermo Electron and the predecessor of Thermo
                              Fibertek Inc. He has been a Senior Vice President of Thermo Electron since March 1993 and a Vice
                              President since 1986. Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo
                              Fibertek Inc. and Thermo Remediation.


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PAUL E. TSONGAS               Mr. Tsongas, 55, is a partner in the law firm of
                              Foley, Hoag & Eliot, Boston, Massachusetts. From
                              1988 to 1991, Mr. Tsongas was Chairman of the
                              Massachusetts Board of Regents of Higher
                              Education. From 1979 to 1985, he was a U.S.
                              Senator from Massachusetts. He is also a Director
                              of Boston Edison Corporation, Wang Laboratories
                              Inc., Thermo Fibertek Inc. and Thermo Power
                              Corporation.
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POLYVIOS C. VINTIADIS         Mr. Vintiadis, 60, has been a Director of the
                              Corporation since September 1992. Mr. Vintiadis
                              has been the Chairman and Chief Executive Officer
                              of Towermarc Corporation, a real estate
                              development company, since 1984. Prior to joining
                              Towermarc Corporation, Mr. Vintiadis was a
                              principal of Morgens, Waterfall & Vintiadis, Inc.,
                              a financial services firm, with whom he remains
                              associated. For more than 20 years prior to that
                              time, Mr. Vintiadis was employed by Arthur D.
                              Little & Company, Inc. Mr. Vintiadis is also a
                              director of Thermo Instrument Systems Inc.
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COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

        The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Vintiadis (Chairman) and Mr. Noble. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Noble (Chairman), Mr. Tsongas and Mr. Vintiadis. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met seven times, the Audit Committee met twice and the Human Resources Committee met seven times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1996, except Mr. Hatsopoulos, who attended 71% of such meetings. Mr. Hatsopoulos is the chief financial officer of Thermo Electron and each of its publicly held subsidiaries, and his responsibilities require him to travel extensively on company business.

COMPENSATION of DIRECTORS

        CASH COMPENSATION. Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside Directors"), receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Dr. Appleton, Mr. Hatsopoulos and Mr. Rainville are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

        DEFERRED COMPENSATION PLAN FOR DIRECTORS. Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of Directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred

Compensation Plan. A total of 54,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 30, 1996, deferred units equal to 21,040 full shares of Common Stock were accumulated for current Directors under the Deferred Compensation Plan. 12,584 shares of Common Stock were distributed under the Deferred Compensation Plan to Warren M. Rohsenow, who resigned as a Director of the Corporation in December 1995.

        DIRECTORS STOCK OPTION PLAN. The Corporation's Directors Stock Option Plan, which was amended in 1995 (the "Directors Plan"), provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority owned subsidiaries to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of Common Stock annually and, commencing in 1995, are also automatically granted every five years options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors. A provision providing for the automatic grant of options to purchase Common Stock on a quarterly basis according to the following formula was eliminated in 1995: 200 shares for each meeting of the Board of Directors held during the quarter and attended in person by the recipient and 100 shares for each telephone meeting or committee meeting of the Board of Directors held during the quarter in which the recipient participated.

        Pursuant to the Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option. Options granted under this provision before 1995 expired after seven years; commencing in 1995, the option term was shortened to three years. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

        In addition, under the Directors Plan, outside Directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.


        The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. Options to purchase an aggregate of 55,300 shares of Common Stock were reserved and available for grant under the Directors Plan as of July 1, 1996.

                                STOCK OWNERSHIP

        The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and Thermo Remediation, as of July 1, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and current executive officers as a group.

        While certain Directors or executive officers of the Corporation are also directors or executive officers of Thermo Remediation or Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron and the shares of the common stock of Thermo
Remediation owned by the Corporation.


                                              THERMO           THERMO ELECTRON            THERMO
               NAME(1)                   TERRATECH INC.(2)      CORPORATION(3)       REMEDIATION INC.(4)
               -------                   -----------------      --------------       -------------------
Thermo Electron Corporation (5) ........    14,566,258                  N/A                   N/A
John P. Appleton .......................       216,942              143,266                63,000
John N. Hatsopoulos ....................        60,259              636,980                40,182
Donald E. Noble ........................        47,882               53,724                10,500
Jeffrey L. Powell ......................        82,968               43,042               111,000
William A. Rainville ...................        60,000              252,593                24,000
Bruce J. Taunt .........................        44,688               11,852                18,000
Paul E. Tsongas ........................         1,613                    0                 1,500
Polyvios C. Vintiadis ..................         8,707                    0                 1,500
All Directors and current executive
  officers as a group (10 persons)(6) ..       784,158            1,325,160               286,682

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(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 14,566,258 shares beneficially owned by Thermo Electron, as to which shares each Director and executive officer and all members of such group disclaim beneficial ownership. Shares of Common Stock beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Taunt, Mr. Tsongas, Mr. Vintiadis and all Directors and executive officers as a group include 215,000, 40,000, 7,200, 63,000, 60,000, 42,000, 1,000, 5,300 and 688,500 shares, respectively, that such person or group has the right to acquire within 60 days of July 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Hatsopoulos and all Directors and executive officers as a group include 12,500 shares that Mr. Hatsopoulos has the right to acquire within 60 days after July 1, 1996 through the exercise of a stock purchase warrant. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Powell, Mr. Taunt and all Directors and executive officers as a group include 208, 217, 133, 53 and 816 full shares, respectively, allocated through July 1, 1996 to accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan, of which the trustees, who have investment power over its assets, were as of July 1, 1996 executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Mr. Noble, Mr. Tsongas and Mr. Vintiadis and all Directors and executive officers as a group include 17,642, 613, 3,407 and 21,662 full shares, respectively, allocated through July 1, 1996 to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Taunt include 160 shares held in a trust over which Mr. Taunt has investment and voting control. Except for Dr. Appleton, who beneficially owned approximately 1.2% of the Common Stock outstanding as of July 1, 1996, no Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of July 1, 1996; all Directors and executive officers as a group beneficially owned 4.2% of the Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected on June 5, 1996. Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Taunt and all Directors and executive officers as a group include 104,357, 349,935, 8,875, 39,374, 205,648, 10,462 and 854,025 shares, respectively, that such person or members of the group has the right to acquire within 60 days of July 1, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Powell, Mr. Taunt and all Directors and executive officers as a group include 1,417, 1,838, 497, 166 and 5,146 full shares, respectively, allocated through June 30, 1996 to accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Noble and all Directors and executive officers as a group each include 41,434 shares allocated through July 1, 1996, to Mr. Noble's account maintained pursuant to Thermo Electron's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Hatsopoulos include 168,750 shares held by a QTIP trust of which Mr. Hatsopoulos is a trustee. No Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned less than 1% of the Thermo Electron common stock outstanding as of July 1, 1996.


(4) Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Taunt, Mr. Tsongas, Mr. Vintiadis and all Directors and executive officers as a group include 63,000, 22,500, 6,000, 111,000, 22,500, 18,000, 1,500, 1,500 and 261,000 shares, respectively, that such person or group has the right to acquire within 60 days after July 1, 1996 through the exercise of stock options. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Remediation outstanding as of July 1, 1996; all Directors and executive officers as a group beneficially owned 2.2% of such common stock outstanding as of such date.

(5) Thermo Electron owned 80.7% of the Common Stock outstanding as of July 1, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

(6) While certain Directors or executive officers of the Corporation are also directors and/or executive officers of Thermo Electron or its subsidiaries, all such persons disclaim beneficial ownership of the shares of Common Stock of the Corporation owned by Thermo Electron and the shares of common stock of Thermo Remediation owned by the Corporation.


DISCLOSURE OF CERTAIN LATE FILINGS

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1996, except in the following instance. A Form 4 for March 1996 filed on behalf of Thermo Electron, reporting among other matters the acquisition of 246,600 shares, was filed eight days late.


                             EXECUTIVE COMPENSATION

        The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officers of the Corporation who held office during fiscal 1996 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for such period.

        The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                         SUMMARY COMPENSATION TABLE
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                                                     ANNUAL                      LONG TERM
                                                  COMPENSATION                  COMPENSATION
                                                  ------------                  ------------
                                                                           SECURITIES UNDERLYING
                                                                           AWARDS OF OPTIONS (NO.  ALL OTHER
          NAME AND                FISCAL                                        OF SHARES AND       COMPEN-
     PRINCIPAL POSITION            YEAR       SALARY          BONUS              COMPANY)(1)       SATION(2)
     ------------------            ----       ------          -----              -----------       ---------

John P. Appleton (3)               1996      $168,750       $100,000(3)              --             $ 6,919
  President and Chief Executive    1995      $146,250       $100,000(3)          30,000 (TTT)       $11,171
        Officer                    1994      $ 75,533       $ 80,000(3)         185,000 (TTT)       $11,115
                                                                                 63,000 (THN)
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Jeffrey L. Powell                  1996      $116,000       $ 60,000                300 (TMO)       $ 6,646
  Vice President                                                                  2,000 (TBA)
                                                                                  2,000 (TSR)
                                                                                  5,000 (TLZ)
                                                                                  2,000 (TLT)
                                                                                  6,000 (TMQ)
                                                                                  4,000 (TXM)
                                   1995      $108,000       $ 63,500             10,000 (TTT)       $ 6,828
                                                                                 15,000 (THN)
                                                                                 22,725 (TMO)
                                   1994      $101,600       $ 46,675(4)          13,000 (TTT)       $ 4,484
                                                                                 96,000 (THN)
                                                                                  5,625 (TMO)
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Bruce J. Taunt(5)                  1996      $ 95,000       $ 35,000              7,500 (TMO)       $ 5,246
  Vice President, Finance                    $ 91,000       $ 28,000              4,000 (TTT)       $ 5,203
  and Administration               1995                                           3,000 (THN)
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(1)     Options to purchase Common Stock of the Corporation awarded to executive officers are followed by the designation "TTT". In addition, executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo
        Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo Remediation (designated in the table as THN), Thermo BioAnalysis
        Corporation (designated in the table as TBA), Thermo Sentron Inc. (designated in the table as TSR),
        ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), ThermoQuest Corporation (designated in the table as TMQ), and Trex Medical
        Corporation (designated in the table as TXM). The shares of common stock of Thermo Electron reflect a three-for-two split of such stock effected on June 5, 1996 in the form of a 50% stock dividend.
        Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

(2)     Represents the amount of matching contributions made on behalf of the executive officers participating in Thermo Electron's 401(k) plan.

(3)     Dr. Appleton was appointed president and chief executive officer of the Corporation effective
        September 1, 1993. Dr. Appleton is also a vice president of Thermo Electron. Reported in the table under "Annual

        Compensation" are the total amounts paid to Dr. Appleton for his service in all capacities to Thermo Electron companies since September 1, 1993. The Human Resources Committee of the Board of Directors of the Corporation reviews total annual cash compensation to be paid to Dr. Appleton from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual cash compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For fiscal 1996, 1995 and 1994, 70%, 85% and 100%, respectively, of Dr. Appleton's reported cash compensation was allocated to the Corporation. These percentages include the allocation of a portion of Dr. Appleton's annual cash compensation attributable to the management of the Thermo Terra Tech joint venture, which was acquired by the Corporation in April 1995 in a transaction accounted for in a manner similar to pooling of interests accounting. Bonuses paid to Dr. Appleton reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers.

(4) In fiscal 1994, the Corporation changed its compensation practices for executive officers (other than the chief executive officer who continues to be reviewed on a calendar year basis) to make compensation decisions based on fiscal year performance rather than calendar year performance. As a consequence, the bonus paid to Mr. Powell in fiscal 1994 related to a 15-month period from January 3, 1993 through April 2, 1994.

(5) Mr. Taunt was appointed an executive officer of the Corporation on November 1, 1994.

STOCK OPTIONS GRANTED DURING FISCAL 1996

        The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

        Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and Thermo Remediation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. No options were granted to Dr. Appleton during fiscal 1996 in his capacity as chief executive officer of the Corporation.


                                           OPTION GRANTS IN FISCAL 1996
- -----------------------------------------------------------------------------------------------------------------
                                         PERCENT OF                                        POTENTIAL REALIZABLE
                                        TOTAL OPTIONS                                       VALUE AT ASSUMED
                   NUMBER OF SECURITIES  GRANTED TO       EXERCISE                        ANNUAL RATES OF STOCK
                    UNDERLYING OPTIONS  EMPLOYEES IN      PRICE PER      EXPIRATION       PRICE APPRECIATION FOR
     NAME                GRANTED(1)      FISCAL YEAR        SHARE           DATE               OPTION TERM
     ----                ----------      -----------        -----           ----               -----------
                                             (2)                                            5%             10%
                                            -----                                         -------        --------

Jeffrey L. Powell          300 (TMO)        0.02%           $24.85         5/23/98        $ 1,176        $  2,469
                         2,000 (TBA)         0.4%           $10.00         3/11/08        $15,920        $ 42,760
                         2,000 (TSR)         0.4%           $14.00         3/11/08        $22,280        $ 59,880
                         5,000 (TLZ)         0.4%           $22.75        11/28/07        $90,550        $243,250
                         2,000 (TLT)         0.6%           $10.00         3/11/08        $15,920        $ 42,760
                         6,000 (TMQ)         0.2%           $13.00         3/11/08        $62,100        $166,800
                         4,000 (TXM)         0.3%           $11.00         3/11/08        $35,000        $ 94,080
- -----------------------------------------------------------------------------------------------------------------
Bruce J. Taunt           7,500 (TMO)         0.5%           $30.27         9/22/02        $92,400        $215,400
- -----------------------------------------------------------------------------------------------------------------

(1) Options have been granted during fiscal 1996 to the named executive officers to purchase the common stock of Thermo Electron (designated in the table as TMO), Thermo Remediation (designated in the table as THN), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Sentron Inc. (designated in the table as TSR), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), ThermoQuest Corporation (designated in the table as
        TMQ), and Trex Medical Corporation (designated in the table as TXM). All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo BioAnalysis Corporation and ThermoLyte Corporation, which are not exercisable until that company's stock is publicly traded. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected on June 5, 1996 in the form of a 50% stock dividend.

(2) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1996


        The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-END OPTION VALUES
- ----------------------------------------------------------------------------------------------------------------
                                                                            NUMBER OF               VALUE OF
                                                                           UNEXERCISED             UNEXERCISED
                                                                         OPTIONS AT FISCAL         IN-THE-MONEY
                                              SHARES                         YEAR-END                OPTIONS
                                           ACQUIRED ON       VALUE         (EXERCISABLE/          (EXERCISABLE/
       NAME                   COMPANY        EXERCISE      REALIZED      UNEXERCISABLE)(1)        UNEXERCISABLE)
       ----                   -------        --------      --------      -----------------        --------------

John P. Appleton(2)      Thermo TerraTech         --             --         215,000/0(3)            $924,575/--
                         Thermo Remediation       --             --          63,000/0               $453,285/--
- ----------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell        Thermo TerraTech     10,800        $75,168          63,000/0(4)            $342,535/--
                         Thermo Remediation       --             --         111,000/0               $731,145/--
                         Thermo BioAnalysis       --             --               0/2,000(6)        $     --/0
                         Thermo Electron          --             --          38,774/0(5)            $868,001/--
                         Thermo Fibertek          --             --           4,500/0               $ 53,249/--
                         Thermo Sentron           --             --           2,000/0               $  4,000/--
                         ThermoLase               --             --           5,000/0               $  7,500/--
                         ThermoLyte               --             --               0/2,000(6)        $     --/0
                         ThermoQuest              --             --           6,000/0               $ 24,000/--
                         Trex Medical             --             --           4,000/0               $  4,000/--
- ----------------------------------------------------------------------------------------------------------------
Bruce J. Taunt           Thermo TerraTech         --             --          42,000/0(4)            $244,210/--
                         Thermo Remediation       --             --          18,000/0               $116,010/--
                         Thermo Electron          --             --          10,312/0               $142,756/--
- ----------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo BioAnalysis Corporation and ThermoLyte Corporation, which are not exercisable until that company's stock is publicly traded. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected on June 5, 1996 in the form of a 50% stock dividend.

(2) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and Thermo Remediation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(3) In addition to the terms described in footnote (1) above, 60,000 of the shares acquired upon exercise of these options are restricted from resale until Dr. Appleton's retirement.

(4) Of these options awarded to Mr. Powell and Mr. Taunt, options to purchase 15,000 shares each are subject to the following terms in addition to those described in footnote (1): In the event of the optionee's voluntary resignation or discharge for cause prior to February 8, 1998, all of the shares acquired upon exercise of these options are subject to repurchase by the Corporation at the exercise price. In addition, all shares acquired upon the exercise of these options are subject to restrictions on resale until February 8, 1998.

(5) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

 (6) No public market existed for the shares underlying these options as of March 29, 1996. Accordingly, no value in excess of exercise price has been attributed to these options.

SEVERANCE AND OTHER AGREEMENTS

        Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the Board of Directors of Thermo Electron in 1983 and was generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming severance benefits would have been payable under such agreements as of July 1, 1996, Dr. Appleton would have received approximately $108,250 in the first year thereof from Thermo Electron.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

        All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

        The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

        External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index.

        Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

        The process for determining each of these elements for the Corporation's executive officers is outlined below.

        BASE SALARY

        Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and its other named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1995 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

        CASH BONUS

        The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1995 measured return on net assets, growth in income, and growth in earnings per share and the Committee's determinations also included an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative importance of these factors varies depending on the executive's role and responsibilities within the organization.

        The bonuses for named executive officers approved by the Committee with respect to fiscal 1995 performance in each instance exceeded the median potential bonus.

STOCK OPTION PROGRAM

        The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

        The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its subsidiary, Thermo Remediation and its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

        In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to all employees over a five-year period below 10% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.


        Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, and its subsidiaries as part of Thermo Electron's stock option program, were determined by the human resources committee of the board of directors of Thermo Electron using a similar analysis.


POLICY ON DEDUCTIBILITY OF COMPENSATION

        The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executive in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based". Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

CEO COMPENSATION

        Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron (the "Thermo Electron Committee"), due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

        In December 1995, the Committee conducted its review of Dr. Appleton's proposed salary for calendar 1996 and bonus for calendar 1995 performance. The Committee concurred in the recommendations made by the Thermo Electron Committee and agreed to an allocation of 70% of Dr. Appleton's total cash compensation for calendar year 1995 and 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. The Committee believes that the total cash compensation for Dr. Appleton for calendar 1995 tends to be below the competitive norm for a similarly sized company with performance comparable to that of the Corporation, and prefers that a significant portion of total compensation be awarded in the form of long-term incentive compensation, such as stock options.

                         Mr. Donald E. Noble (Chairman)
                              Mr. Paul E. Tsongas
                           Mr. Polyvios C. Vintiadis

                         COMPARATIVE PERFORMANCE GRAPH


        The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Fluor Daniel GTI, Inc. (formerly Groundwater Technology Inc.), International Technology Inc., Safety Kleen Corp. and Roy F. Weston Inc.


       COMPARISON OF 1991-1996 TOTAL RETURN AMONG THERMO TERRATECH INC.,
                 THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX
                        AND THE CORPORATION'S PEER GROUP

- --------------------------------------------------------------------------------






- --------------------------------------------------------------------------------
             3/28/91     3/27/92    4/1/93     3/31/94     3/31/95   3/29/96
- --------------------------------------------------------------------------------
    TTT        100          75        84          77          80       122
- --------------------------------------------------------------------------------
    AMEX       100         110       118         123         129       159
- --------------------------------------------------------------------------------
PEER GROUP     100          70        65          44          51        44
- --------------------------------------------------------------------------------


        The total return for the Corporation's Common Stock (TTT), the American Stock Exchange Market Value Index (AMEX) and the Corporation's Peer Group (PEER GROUP) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "TTT".

                          RELATIONSHIP WITH AFFILIATES

        Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, the Corporation has created Thermo Remediation as a majority-owned publicly held subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries".)

        Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

        To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

        The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

        As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% of the Corporation's revenues for these services for calendar 1995. Beginning January 1, 1996, the fee has been reduced to 1.0% of the

Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $2,577,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

        As of March 30, 1996, $29,552,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

        The Corporation leases or subleases two office and manufacturing facilities from Thermo Electron. The total rental payments made to Thermo Electron during fiscal year 1996 under these agreements was $486,000.

        The Corporation and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Corporation's development of soil-remediation centers. In exchange for this funding, the Corporation granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by the Corporation yield a certain internal rate of return to Thermo Electron on the funds advanced to the Corporation under this agreement. The Corporation paid Thermo Electron royalties of $332,000 in fiscal 1996.


        The Corporation provides certain management and supervisory services with respect to Thermo Electron's wholly-owned metal treating business. During fiscal 1996, Thermo Electron paid the Corporation $100,000 to perform such services.


        As of March 30, 1996, the Corporation owed Thermo Electron an aggregate of $88 million.

        Thermo Electron owned approximately 80.7% of the Corporation's outstanding Common Stock on July 1, 1996.

                                -- PROPOSAL 2--

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

        The Board of Directors has determined that it is advisable to increase the Corporation's authorized Common Stock from 30 million shares to 75 million shares, and has voted to recommend that the Stockholders adopt an amendment to the Corporation's Certificate of Incorporation effecting the proposed increase.

        As of March 30, 1996, approximately 17.6 million shares of Common Stock were issued and outstanding (excluding treasury shares) and approximately an additional 5.9 million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Corporation's various stock-based compensation plans. Accordingly, a total of approximately
6.5 million shares of Common Stock were available for future issuance.

        The Board of Directors believes it continues to be in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Corporation's Certificate of Incorporation and the delay and expense incurred in holding special meetings of the Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Corporation to issue any new shares of its Common Stock. The Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

        No further authorization by vote of the Stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock Exchange or any stock exchange on which the Corporation's shares may then be listed. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. The Stockholders of the Corporation do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Corporation's securities.


        Thermo Electron, which owned approximately 80.7% of the outstanding voting stock of the Corporation on August 5, 1996, has sufficient votes to approve the amendment and has indicated its intention to vote for the approval of the amendment.


- --------------------------------------------------------------------------------

        The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve the amendment to the Corporation's Certificate of Incorporation to effect the proposed increase in the Corporation's authorized shares. The Board of Directors considers this amendment to be advisable and in the best interests of the Corporation and its Stockholders and recommends that you vote FOR approval of the amendment. If not otherwise specified, Proxies will be vote FOR approval of this amendment.

- --------------------------------------------------------------------------------

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

        Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS


        Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than May 28, 1997.


                             SOLICITATION STATEMENT

        The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



Waltham, Massachusetts

August 22, 1996

                                  FORM OF PROXY

                              THERMO TERRATECH INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 25, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John P. Appleton, John N. Hatsopoulos and Jonathan W. Painter, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo TerraTech Inc., a Delaware corporation (the "Company"), to be held on Wednesday, September 25, 1996, at 11:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on August 5, 1996, with all of the powers the undersigned would possess if personally present at such meeting:


                  (Continued and to be signed on reverse side.)

          Please mark your
/ x /     votes as in this
          example.

The shares represented by this Proxy will be voted "FOR" the proposals set forth below if no instruction to the contrary is indicated or if no instruction is given.

1. Election of Directors.

NOMINEES: John P. Appleton, John N. Hatsopoulos, Donald E. Noble, William A. Rainville, Paul E. Tsongas, and Polyvios C. Vintiadis.

          FOR      /   /                    WITHHELD /   /

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):

- -------------------------------------

                                                         FOR  AGAINST  ABSTAIN
2.    Approve an amendment to the Certificate of         / /    / /      / /
      Incorporation of the Company to increase the authorized common stock from 30 million shares to 75 million shares.

3. In their discretion on such other matters as may properly come before the Meeting.

     Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

     PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                           DATE
            -------------------------------------------    ---------------------
(NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON, EXECUTORS,
       ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF MORE PERSONS, ALL SHOULD SIGN)